EXHIBIT (j)(9)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 77 to Registration Statement No. 2-27962 on Form N-1A of our reports dated February 17, 2006, relating to the financial statements and financial highlights of Eaton Vance Special Investment Trust (the "Trust), including Large-Cap Core Portfolio and Eaton Vance Large-Cap Core Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP April 27, 2006 Boston, Massachusetts